Exhibit 10.12
Summary of Compensation of Non-Management Directors
of Bakers Footwear Group, Inc.
As of March 15, 2007
On March 15, 2007, the compensation of the non-management directors of Bakers Footwear Group, Inc. (the “Company”) was modified as determined by the Board of Directors of the Company. The following summarizes the compensation for the Company’s non-management directors.
Non-management directors receive: (i) an annual retainer of $15,000, (ii) $1,000 per meeting attended, including committee meetings and meetings of the independent directors, provided that the chairperson of the Audit Committee will receive $1,500 per meeting of the Audit Committee and (iii) chairpersons of each of the audit, compensation and nominating and corporate governance committees shall receive an additional $3,000 annually.
On March 16, 2006, each of the Company’s non-management directors was granted non-qualified stock options relating to 5,000 shares of common stock at an exercise price of $20.06 per share, equal to the market price on the date prior to grant. On March 15, 2007, each of the Company’s non-management directors was granted non-qualified stock options relating to 5,000 shares of common stock at an exercise price of $10.39 per share, equal to or greater than the market price on the date of the grant. Both grants vest in five equal annual installments beginning on the anniversary dates of the grants. The Company is also obligated to indemnify its directors against certain expenses in certain circumstances under Missouri law and its charter documents.